 Exhibit 2.1

FORM OF

AGREEMENT AND PLAN OF MERGER,

DATED AS OF July ___, 2015

by and among

LANDWIN PARTNERS FUND I, LLC, a Delaware limited liability company

LANDWIN PARTNERS FUND II, LLC, a Delaware limited liability company,

LANDWIN REALTY TRUST, INC. a Maryland corporation,

LANDWIN REALTY INVESTMENTS HOLDINGS, LLC,
a Delaware limited liability company,

LANDWIN TRS LLC, a Delaware limited liability company,

LANDWIN REALTY INVESTMENTS I, LLC, a Delaware limited liability company,

and

LANDWIN MANAGEMENT, LLC, a Delaware limited liability company.

Exhibit A Form of LLC Interest Assignment Agreement

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THIS AGREEMENT AND PLAN OF MERGER, dated as of July ___, 2015 (this “Agreement”), by and among LANDWIN PARTNERS FUND I, LLC, a Delaware limited liability company (“Predecessor Fund I”), LANDWIN PARTNERS FUND II, LLC, a Delaware limited liability company (“Predecessor Fund II” and, together with Predecessor Fund I, each a “Predecessor Fund” and, collectively the “Predecessor Funds”), LANDWIN REALTY TRUST, INC., a Maryland corporation (“Landwin REIT”), LANDWIN REALTY INVESTMENTS HOLDINGS, LLC, a Delaware limited liability company (“Landwin Holdings”), LANDWIN TRS, LLC, a Delaware limited liability company (“Landwin TRS”), LANDWIN REALTY INVESTMENTS I, LLC, a Delaware limited liability company (“Landwin Sub 1”), and LANDWIN MANAGEMENT, LLC (“Landwin Management”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, as of the date hereof, pursuant to the terms of that certain Limited Liability Company Operating Agreement, dated as of March 31, 2006 of Predecessor Fund I (as amended, restated, modified or supplemented from time to time, the “Fund I LLC Agreement”), that certain Limited Liability Company Operating Agreement of Predecessor Fund II, dated as of May 25, 2007 (as amended, restated, modified or supplemented from time to time, the (“Fund II LLC Agreement”), and pursuant to those certain Management Agreements, by and between Landwin Management and Predecessor Fund I (“Fund I Management Agreement”), and Landwin Management and Predecessor Fund II (“Fund II Management Agreement”), dated as of March 31, 2006, and May 25, 2007, respectively, Landwin Management is the manager of each of the Predecessor Funds; and

WHEREAS, Landwin Sub I is a wholly-owned subsidiary of Landwin Holdings and Landwin Holdings is a majority-owned subsidiary of Landwin REIT; and

WHEREAS, Landwin TRS is a wholly-owned subsidiary of Landwin REIT and the other member of Landwin Holdings; and

WHEREAS, Landwin REIT has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) with respect to an initial public offering of shares of its common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, Landwin Management, as manager to the Predecessor Funds, has determined that it is in the best interest of the parties to merge the Predecessor Funds into Landwin Sub I on the terms and conditions set forth herein (the “Merger”) and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), with Landwin Sub I being the only surviving entity in such Merger and continuing to be wholly owned by Landwin Holdings; and

WHEREAS, the Registration Statement contemplates that, in the Merger, upon the terms and subject to the conditions of this Agreement, all of the outstanding limited liability company interests of each of the Predecessor Funds (a “LLC Interest” and, collectively, the “LLC Interests”) shall be converted into the right to receive, and all of the members of record each of the Predecessor Funds (the “Members”), shall receive shares of Common Stock in an amount that is based on their ownership in the Predecessor Funds; and

WHEREAS, prior to the Merger, each of the Members of each of the Predecessor Funds shall have the right to receive from the applicable Predecessor Fund a cash distribution intended to approximate the aggregate income tax liability of such Member arising in connection with the transactions contemplated hereunder; and

WHEREAS, Landwin Management, in its capacity as the manager of each of the Predecessor Funds, has authorized and approved this Agreement, on behalf of each of the Predecessor Funds, and the consummation of the transactions contemplated thereby, including the Merger; and

WHEREAS, the board of directors of Landwin REIT, and Landwin REIT, in its capacity as a co-managing member of Landwin Holdings, as well as the sole member of Landwin TRS, which is the other co-managing member of Landwin Holdings, acting on behalf of Landwin Holdings in its capacity as sole member of Landwin Sub I, has approved this Agreement, on behalf of Landwin Sub I, and the consummation of the transactions contemplated thereby, including the Merger.

NOW, THEREFORE, in consideration for the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

Section 1.01 Definitions. The following terms as used in this Agreement shall have the meanings ascribed to them as set forth below:

“Agreement” has the meaning set forth in the preamble.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing” has the meaning set forth in Section 2.02.

“Common Stock” has the meaning set forth in the preamble.

“Delaware LLC Act” has the meaning set forth in the preamble.

“Effective Time” has the meaning set forth in Section 2.03.

“Fund I LLC Agreement” has the meaning set forth in Section 2.08.

“Fund I Management Agreement” has the meaning set forth in the preamble.

“Fund II LLC Agreement” has the meaning set forth in Section 2.08

“Fund II Management Agreement” has the meaning set forth in the preamble.

“Landwin Holdings” has the meaning set forth in the preamble.

“Landwin REIT” has the meaning set forth in the preamble.

“Landwin Sub I” has the meaning set forth in the preamble.

“LLC Interest” has the meaning set forth in the preamble.

“LLC Interests of Predecessor Fund I” shall mean an LLC Interests in Predecessor Fund I.

“LLC Interests of Predecessor Fund II” shall mean an LLC Interests in Predecessor Fund II.

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“Members” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the preamble.

“Merger Consideration” shall have the meanings set forth in Sections 2.06(c) and (d) with respect to the Members of Predecessor Fund I and the Members of Predecessor Fund II, respectively.

“Merger Shares” shall mean aggregate number of shares of Common Stock of Landwin REIT that are registered under the Securities Act and that will be issued in connection with the Merger, as conclusively evidenced by the Registration Statement

“Merger Valuation” has the meaning set forth in Section 4.01.

“Merger Valuation Date” shall mean the date that is determined by Landwin REIT, in its sole and absolute discretion, for the valuation of the net assets of each of the Predecessor Funds.

“Merger Valuation Percentage” with respect to a specified Predecessor Fund, shall mean a fraction, the numerator of which is equal to the Merger Valuation, less the distribution of cash that will be made pursuant to Section 4.02, of such Predecessor Fund, and the denominator of which is equal to the Merger Valuation, less the distribution of cash that will be made pursuant to Section 4.02, of both of the Predecessor Funds.

“Predecessor Fund I” has the meaning set forth in the preamble.

“Predecessor Fund II” has the meaning set forth in the preamble.

“Predecessor Funds” has the meaning set forth in the preamble.

“Registration Statement” has the meaning set forth in the preamble.

“SEC” has the meaning set forth in the preamble.

“Surviving LLC Agreement” has the meaning set forth in Section 2.08.

“Surviving LLC” has the meaning set forth in Section 2.01.

“Surviving Management Agreement” has the meaning set forth Section 2.07.

II. THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware LLC Act, at the Effective Time, (a) each of the Predecessor Funds will merge with and into Landwin Sub I, (b) the separate existence of each of the Predecessor Funds shall cease, and (c) Landwin Sub I shall continue its existence under the Delaware LLC Act as the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving LLC”). The Merger shall have the effect specified in the Delaware LLC Act, including Section 18-209(g) thereof.

Section 2.02 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable (but in no event later than the third Business Day) after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until after the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article III of this Agreement, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, unless another place is agreed to in writing by the parties hereto.

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Section 2.03 Filing; Effective Time. As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form required by the Delaware LLC Act (the “Merger Certificate”) in the office of the Secretary of State of the State of Delaware, at which time the Merger shall become effective (the “Effective Time”).

Section 2.04 Effect Under the Delaware LLC Act. When the Merger becomes effective, Landwin Sub I shall possess, subject to Section 2.07 of this Agreement, all the rights, privileges, powers, and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities, and duties of each of the Predecessor Funds; and all and singular, the rights, privileges, powers, and franchises of the Predecessor Funds, and all property, real, personal, and mixed, and all debts due to each of the Predecessor Funds, on whatever account, as well for LLC Interest subscriptions as all other things in action or belonging to the Predecessor Funds shall be vested in the Surviving LLC; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving LLC; and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or any other jurisdiction, in each of the Predecessor Funds, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of each of the Predecessor Funds shall be preserved unimpaired, and all debts, liabilities, and duties of the Predecessor Funds, subject to the terms of this Agreement, shall thenceforth attach to the Surviving LLC, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

Section 2.05 Effect of the Merger on the LLC Interests of the Predecessor Funds. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each outstanding LLC Interest shall be converted automatically into the right to receive the Merger Consideration, without interest, in accordance with Section 2.06 of this Agreement, and all LLC Interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of LLC Interest prior to the Effective Time shall no longer have any rights with respect thereto after the Effective Time, except the right to receive such Merger Consideration in accordance with Section 2.06 of this Agreement.

Section 2.06 Merger Consideration: At the Effective Time:

(a) At the direction of Landwin Sub I, Landwin REIT shall issue and deliver or cause to be delivered to the Members that number of shares of Common Stock that each Member is entitled to receive in accordance with this Section 2.06 on account of such Member holding LLC Interests, provided, however, that in lieu of the issuance or recognition of fractional shares of Landwin REIT’s Common Stock or interests or rights therein, Landwin REIT shall deliver or cause to be delivered an amount of cash equal to the fair market value of any fractional share of Landwin REIT’s Common Stock to which such holder would be entitled but for this Section 2.06(a), without interest. For purposes of such payment, the fair market value of any fractional share of Common Stock shall be determined on the basis of each full share of Common Stock being equal to (x) the maximum aggregate offering price of the Common Stock in the Registration Statement at the time such is effective; divided by (y) the amount of shares to be registered in the Registration Statement, at the time such is effective, each of which shall be determined by Landwin REIT in its sole and absolute discretion.

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(b) All shares of Common Stock to be issued and delivered to each Member shall be delivered on the Effective Time to each Member or account of such Member by Landwin REIT (at the direction of Landwin Sub I) issuing or causing the issuance of the applicable number of shares of Common Stock upon such Member tendering their LLC Interest to Landwin Sub I or its agent (including, if applicable, for this purpose, Landwin REIT) for such purpose. A Member shall be deemed to tender their LLC Interest to Landwin Sub I or its agent by (i) duly executing and delivering to Landwin Sub I or its agent for such purpose the assignment and tender instrument (the “LLC Interest Assignment”) in the form set forth on Exhibit A, attached hereto, or such other instrument or document acceptable to Landwin Sub I or its agent, and (ii) tendering such Member’s original certificate of LLC Interest or executed lost certificate affidavit to Landwin Sub I or its agent; provided, that the requirements set forth in clauses (i) or (ii), or both clauses may be waived by Landwin Sub I or its agent on such terms acceptable to such person. From and after the Effective Time, each LLC Interest shall represent only the right to receive the Merger Consideration as provided in this Agreement.

(c) The Merger Consideration payable to each Member of Predecessor Fund I shall be equal to that number of shares of Common Stock that is equal to: (A) the aggregate number of the Merger Shares ; (B) multiplied by the percentage interest of such Member’s LLC Interest in Predecessor Fund I; (C) multiplied by the Merger Valuation Percentage of Predecessor Fund I.

(d) The Merger Consideration payable to each Member of Predecessor Fund II shall be equal to that number of shares of Common Stock that is equal to: (A) the aggregate number of the Merger Shares; (B) multiplied by the percentage interest of such Member’s LLC Interest in Predecessor Fund II; (C) multiplied by the Merger Valuation Percentage of Predecessor Fund II.

Section 2.07 Assignment of Management Agreement. At the Effective Time, Predecessor Fund I shall assign, and Landwin Sub I shall assume and then assign to Landwin Holdings, the Fund I Management Agreement, and all rights or obligations arising thereunder (the Fund I Management Agreement, as assigned and assumed, the “Surviving Management Agreement”); provided, however, that the Surviving Management Agreement shall be amended as of the Effective Date to continue in effect only for assets held by Landwin Sub I. Upon the assignment and assumption contemplated in the foregoing sentence, the Fund II Management Agreement shall be terminated, become void and have no further force or effect. Landwin Management hereby accepts such assignment, assumption and termination.

Section 2.08 Officers.

(a) The managers or officers and of each of the Predecessor Funds immediately prior to the Effective Time shall resign or be removed from such position effective at the Effective Time.

(b) The managers or officers of Landwin Sub I immediately prior to the Effective Time shall be the managers or officers of the Surviving LLC at the Effective Time.

Section 2.09 Tax Treatment & Compliance. The parties hereto intend and agree that the Merger, for U.S. federal income tax purposes, shall be treated (i) by each Member, as a sale by such Member of its LLC Interests to Landwin REIT in exchange for the Merger Consideration payable hereunder to such Member, and Landwin Holdings’ assumption of the Member’s allocable share of the related Predecessor Fund’s liabilities, and (ii) by Landwin REIT, as an acquisition of all of the assets of the Predecessor Funds in exchange for the Merger Consideration and the assumption of liabilities of the Predecessor Funds, immediately followed by Landwin REIT’s contribution of such assets and liabilities to Landwin Holdings and Landwin TRS, respectively, and Landwin TRS in turn contributing its assets and liabilities to Landwin Holdings. Notwithstanding any provision hereof, each party hereto shall be entitled to comply with information reporting and withholding requirements under applicable tax laws, and any amount withheld hereunder shall be deemed paid to the Member with respect to whom such withholding is made. The Surviving Entity shall promptly provide to each Member information that is necessary for such Member to compute the taxable income or gains earned by such Member as a result of the Merger.

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III. CONDITIONS

Section 3.01 Conditions Precedent to Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part (and to the extent necessary, the parties have received the required consents to take such actions):

(a) The Registration Statement shall have been declared effective by the SEC;

(b) No action or proceeding by or before any governmental authority shall have been instituted that is reasonably expected to (i) restrain, prohibit or render unlawful the consummation of the Merger and the other transactions contemplated herein, (ii) require rescission of this Agreement or any of such transactions after the Closing, or (iii) adversely affect the right of the Surviving LLC to own its assets and to operate its business; nor shall there be issued any injunction or order of any nature by a governmental authority directing that the Merger and the other transactions contemplated herein not be consummated as so provided. No substantive legal objection to the Merger and the other transactions contemplated herein shall have been received from or threatened by any governmental authority.

Section 3.02 Termination and Abandonment by the Parties. The parties hereto shall have the right to terminate this Agreement and abandon the Merger at any time before the Closing and filing of the Merger Certificate for any reason, including without limitation, if the conditions to closing set forth in Section 3.01 have not been satisfied.

Section 3.03 Effect of Termination and Abandonment. Upon the termination of this Agreement and abandonment of the Merger pursuant to Section 3.02 hereof, this Agreement shall become void and shall have no further force or effect, and no party or the officers, directors and agents thereof, or any third party shall have any liability to the other or to any third party, whether in contract or tort, law or equity, in connection with the transactions contemplated hereby, including the Merger or as a result of the termination of this Agreement. No party shall be responsible for or have any obligation to indemnify, defend or hold harmless the other party or any other person for special, consequential, punitive or exemplary damages

IV. COVENANTS

Section 4.01 Merger Valuation Date. Prior to the Effective Time, Landwin REIT shall determine the Merger Valuation Date. The board of directors of Landwin REIT shall use commercially reasonable efforts to determine for each Predecessor Fund the fair value, as of the Merger Valuation Date, of the aggregate net assets of each such Predecessor Fund for the purposes of determining the Merger Consideration, taking into account the cash distributions described in Section 4.02 hereof (such valuation for each Predecessor Fund, the “Merger Valuation”). Landwin REIT shall appropriately disclose the amount of the Valuation in the Registration Statement.

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Section 4.02 Distributions. Prior to the Effective Time, each of the Predecessor Funds shall declare a cash distribution (the “Transaction Distribution”) to each Member of such Predecessor Fund in an amount that is determined by Landwin Management to be equal to (x) the aggregate taxable income and gain such Predecessor Fund would realize upon the Merger which, for the purposes of computing the amount of the distribution, shall be equal to the difference between (i) the value (as determined by Landwin Management) of the Merger Consideration and (ii) the sum of (A) an estimate of the adjusted tax basis of such Predecessor Fund’s assets at the Effective Time and (B) sales costs and expenses that would be associated with a hypothetical sale of the Company’s assets (as determined by Landwin Management), multiplied by (y) 30%, multiplied by (z) the percentage interest of LLC Interests in such Predecessor Fund held by such Member on the Effective Time. Each Predecessor Fund shall make the Transaction Distribution promptly after the Effective Time only with the cash that such Predecessor Fund then has on hand and not otherwise reserved or comprising part of the fund’s working capital, as determined in the sole discretion of Landwin Management, and the Predecessor Fund shall not be required or borrow or sell any asset to make its Transaction Distribution. To the extent that a Predecessor Fund’s cash available for the Transaction Distribution is not sufficient to make the Transaction Distribution in full, the Transaction Distribution payable to the applicable Members shall be reduced ratably, based on their percentage of interests of such Predecessor Fund’s LLC Interests, such that the aggregate amount of such reduction equals such shortfall. The Transaction Distribution shall be made by each Predecessor Fund (or its successor) on the Effective Time or as promptly thereafter

Section 4.03 Commercially Reasonable Efforts. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, and without prejudice to the rights of any of them under this Agreement, each party to this Agreement shall use its respective commercially reasonable efforts to take such actions as are from time to time reasonably requested by any other party to this Agreement to effect the Merger and consummate the other transactions contemplated by this Agreement, at the cost and expense of the requesting party unless otherwise agreed by such parties. No party shall take, or fail to take, or agree or commit to take any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or any of the other transactions as contemplated in this Agreement.

V. MISCELLANEOUS

Section 5.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), transmitted via electronic mail (any notice or communication so transmitted being deemed delivered and received on the Business Day sent or, if sent on a day that is not a Business Day, on the next Business Day), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two Business Days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

If to Landwin REIT, Landwin TRS, Landwin Holdings or Landwin Sub I:

Landwin Realty Trust, Inc.

17200 Ventura Boulevard, Suite 206

Encino, California 91316

Tel: (818) 783-4343

Attn: Secretary

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If to Landwin Management:

Landwin Management, LLC.

17200 Ventura Boulevard, Suite 206

Encino, California 91316

Attn: Martin Landis

If to Predecessor Fund I:

Landwin Partners Fund I, LLC

17200 Ventura Boulevard, Suite 206

Encino, California 91316

Attn: Martin Landis

If to Predecessor Fund II:

Landwin Partners Fund II, LLC

1340 E. Route 66, Suite 205

Glendora, California 91740

Attn: Martin Landis

Section 5.02 Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Effective Time for a period of one (1) full fiscal year thereafter.

Section 5.03 Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement shall only be modified by the written agreement of all parties.

Section 5.04 Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

Section 5.05 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 5.06 Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 5.07 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances, provided, however, that the economic and legal substance of the transactions contemplated by this Agreement are not affected in any way materially adverse to any party hereto.

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Section 5.08 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 5.09 Governing Law.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the County of New York of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York of the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

(b) Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c) If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

Section 5.10 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

 SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

LANDWIN PARTNERS FUND I, LLC	LANDWIN PARTNERS FUND II, LLC

By:	By:
Name:	Name:
Title:	Title:

LANDWIN REALTY TRUST, INC.	LANDWIN REALTY INVESTMENTS HOLDINGS LLC

By:	By:
Name:	Name:
Title:	Title:

LANDWIN REALTY INVESTMENTS I, llc	LANDWIN MANAGEMENT, LLC

By:	By:
Name:	Name:
Title:	Title:

LANDWIN TRS, llc

By:
Name:
Title:

[Signature page to Agreement and Plan of Merger]

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EXHIBIT A

Form of LLC Interest Assignment Agreement

FOR VALUE RECEIVED, the undersigned hereby assigns and transfers to LANDWIN REALTY TRUST, INC., all right, title and interest in the following LLC Interests (as defined in the Limited Liability Company Agreement) in [Landwin Partners Fund I][Landwin Partners Fund II], a Delaware limited liability company:

Certificate Number(s)	Percentage Interest
[●]	[●]

and does hereby irrevocably constitute and appoint VSTOCK TRANSFER, LLC as its agent and attorney-in-fact to transfer such shares and to take all necessary and appropriate action to effect such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

Dated:

[________________]

By:
Name:
Title: